                                                                       EXHIBIT 4

                   STATEMENT ESTABLISHING A SERIES OF SHARES
                                      FOR
                     NUTRITION FOR LIFE INTERNATIONAL, INC.


     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act (the "Act"), Nutrition For Life International, Inc., a Texas corporation (the "Corporation"), adopts the following Statement Establishing a Series of Shares:

     1.  The name of the Corporation is Nutrition For Life International, Inc.

     2. A copy of the resolution establishing and designating Series A Preferred Stock and fixing and determining the preferences, limitations, and relative rights thereof is attached hereto as Exhibit A to this Statement Establishing a Series of Shares.

     3. The resolution establishing and designating Series A Preferred Stock and fixing and determining the preferences, limitations, and relative rights thereof was adopted on October 25, 1999.

     4. The resolution establishing and designating Series A Preferred Stock and fixing and determining the preferences, limitations, and relative rights thereof was adopted by all necessary action on the part of the Corporation.

Dated as of November 17, 1999.

                              NUTRITION FOR LIFE INTERNATIONAL, INC.



                              By: ______________________________________________
                                    John R. Brown, Jr., Vice President-Finance

                                 EXHIBIT A TO
                   STATEMENT ESTABLISHING A SERIES OF SHARES
                                      FOR
                    NUTRITION FOR LIFE INTERNATIONAL, INC.



     RESOLVED, that the Board of Directors hereby authorizes and approves the following Statement of Designation of the Series A Preferred Stock, setting forth the relative powers, preferences, limitations, and rights of the Series A Preferred Stock (the "Statement of Designation"), and authorizes and directs the proper corporate officers to execute and file the Statement of Designation with the Secretary of State of the State of Texas, and take such other actions as such officers may deem necessary or appropriate in order to effectuate the purposes of this resolution;


           STATEMENT OF DESIGNATION OF THE SERIES A PREFERRED STOCK


     A. 500,000 authorized shares of the Corporation's $.001 par value preferred stock (the "Preferred Stock") are established as a series of Preferred Stock designated as the "Series A Preferred Stock," which have the following powers, preferences, limitations and rights:

         1.  Liquidation Preference.
             ----------------------

             a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of holders of Series A Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, $28.40 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

             b. After payment (if any) to the holders of the Series A Preferred Stock of the amounts set forth in Section A.1(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

             c. Whenever the distribution provided for in this Section A.1 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

         2.  Voting.  Except as may be specifically required by the provisions
             ------
of the Texas Business Corporation Act, the holders of shares of the Series A Preferred Stock shall have no right to vote on any matter.

         3.  Conversion.  The holders of the Series A Preferred Stock shall
             ----------
have conversion rights as follows (the "Conversion Rights"):

             a.  Automatic Conversion.  No share of Series A Preferred Stock
                 --------------------
may be converted into common stock without the approval of such conversion by a majority of the total votes cast on a proposal to convert by shareholders of the Corporation in person or by Proxy at a meeting duly held by the Corporation's shareholders (the "Shareholder Approval"). Upon the attainment of Shareholder Approval, each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.40 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date of "Shareholder Approval." The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.84 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

             b.  Mechanics of Conversion.  Upon attainment of Shareholder
                 -----------------------
Approval, all shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist and each certificate previously representing shares of Series A Preferred Stock shall thereafter represent only the right to receive a certificate representing the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted pursuant to this Section A.3. Upon attainment of Shareholder Approval, each holder of Series A Preferred Stock shall surrender the certificate or certificates of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock designated by the Corporation, and the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such person, a certificate for the number of shares of Common Stock to which he shall be entitled as aforesaid.

             c.  Adjustments to Conversion Prices for Stock Dividends and for
                 ------------------------------------------------------------
Combinations or Subdivisions of Common Stock.  In the event that this
--------------------------------------------
Corporation at any time or from time to time after the date on which shares of Series A Preferred Stock were first issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares

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of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

             d.  Adjustments for Reclassification and Reorganization.  If the
                 ---------------------------------------------------
Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section A.3(c) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

             e.  No Impairment.  The Corporation will not, by amendment of its
                 -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

             f.  Certificates as to Adjustments.  Upon the occurrence of each
                 ------------------------------
adjustment or readjustment of the Series A Conversion Price pursuant to this Section A.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price for such shares of Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                                      -3-
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             g.  Notices of Record Date.  In the event that the Corporation
                 ----------------------
shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

          Then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least ten days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and
(2) in the case of the matters referred to in (iii) and (iv) above, at least ten days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

             h.  Reservation of Stock Issuable Upon Conversion.  The Corporation
                 ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles.

             i.  Fractional Shares.  No fractional share shall be issued upon
                 -----------------
the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

             j.  Notices.  Any notice required by the provisions of this Section
                 -------
A.3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

         4.  No Reissuance of Series A Preferred Stock.  No share or shares of
             -----------------------------------------
Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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